EXHIBIT 10.22

                                                 Executive's Name: Peter J. Ruud


                               AMENDMENT NO. 2 TO
                KEY EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENT

       THIS AMENDMENT NO. 2 (this "Amendment"), dated as of August 18, 1998, supplements and amends the Key Employment and Severance Agreement, dated as of August 15, 1995, as previously amended (the "Agreement"), by and between SUPERIOR SERVICES, INC., a Wisconsin corporation (the "Company"), and the named executive set forth above (the "Executive"). All defined terms used herein and not defined shall have the same meaning as in the Agreement.

                               W I T N E S S E T H

       WHEREAS, pursuant to Section 19 of the Agreement, the Executive and the Company desire to supplement and amend the Agreement as specifically set forth in this Amendment.

       NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements herein set forth, and for other valuable consideration, the parties hereto covenant and agree as follows:

       1. Section 1(d) of the Agreement is hereby amended and restated to read in its entirety as follows:

              "(d) Cause. 'Cause' for termination by the Company of the Executive's employment after a Change in Control of the Company, for purposes of this Agreement, shall mean the following and only the following: the Executive's final and nonappealable conviction of, and sentencing for, a felony offense for a crime involving an act by the Executive of conduct on behalf of the Company that results in the Executive being physically imprisoned in a federal or state penitentiary; provided, that 'Cause' for termination shall only be determined by a vote of two-thirds of the Board of Directors of the Company after (i) reasonable written notice to the Executive, setting forth the basis for 'Cause,' specifying the particulars thereof in detail; and (ii) an opportunity for the Executive, together with his counsel, to be heard before the Board."

       2. Section 1(h) of the Agreement is hereby amended and restated to read in its entirety as follows:

              "(h) Discretionary Termination. For purposes of this Agreement, 'Discretionary Termination' means the determination by the Executive, or his estate or personal representative in the event of the Executive's death or disability, at any time

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              during the twelve (12) month period  commencing on the  occurrence of a Change in Control of the Company, as evidenced by the delivery to the Company, by the Executive or by his estate or personal representative in the case of the Executive's death or disability, of a Notice of Termination during such period, to terminate this Agreement and his employment hereunder for any reason whatsoever in his sole discretion, with or without good faith, even if the Company has previously terminated the Executive for death, disability, Cause or otherwise during such twelve (12) month period following a Change in Control of the Company."

       3. The first paragraph of Section 1(o) of the Agreement is hereby amended and restated to read in its entirety as follows:

              "(o) Termination Date. For purposes of this Agreement, except as otherwise provided in Section 10(b) and Section 17(a) hereof or as set forth below, the term 'Termination Date' means (i) if the Executive's employment is terminated by the Executive's death, the date of death; (ii) if the Executive's employment is terminated by reason of voluntary early retirement, as agreed in writing by the Company and the Executive, the date of such early retirement as set forth in such written agreement; (iii) if the Executive's employment is terminated by reason of disability pursuant to
              Section 12 hereof, the earlier of thirty (30) days after the Notice of Termination is given or one day prior to the end of the Employment Period; (iv) if the Executive's employment is terminated by the Executive voluntarily (other than for Good Reason), the date the Notice of Termination is given; (v) if the Executive's employment is terminated by the Executive voluntarily pursuant to a Discretionary Termination, the Termination Date for the purposes of the payment of a Termination Payment and a Gross-Up Payment, if any, under Section 9(b) hereof shall be the date the Notice of Termination is given to the Company; and (vi) if the Executive's employment is terminated by the Company (other than by reason of disability pursuant to Section 12 hereof) or by the Executive for Good Reason, the earlier of thirty (30) days after the Notice of Termination is given or one day prior to the end of the Employment Period. Notwithstanding the foregoing," [Remainder of existing Section 1(o) to remain as written in the Agreement.]

       4. Section 5(c) of the Agreement is hereby amended and restated to read in its entirety as follows:

              "(c) Regardless of whether or not an Employment Period exists or is ongoing, from the date of a Change in Control of the Company (regardless of whether the Executive has ceased to be employed by the Company for any reason) until he reaches age 85, the Executive and the Executive's wife, and each of their children until they reach the age of 21, shall each be entitled to receive, without cost, premium, co-pay or deductible charges, full health and medical, dental and vision care as provided by the Company to its senior executive employees; provided,

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              that the  Executive  and his wife  shall not be  limited  to their choice(s) of doctor or the location(s) at which such care is provided. In the event that the Executive dies prior to reaching age 85, his wife shall continue to receive such health care benefits on the same terms and conditions, until the date when the Executive would have otherwise reached age 85 but for his death, and each of their children shall continue to receive such health care benefits on the same terms and conditions until they reach age 21. From the date of a Change in Control of the Company (regardless of whether the Executive has ceased to be employed by the Company for any reason) until he reaches age 65, the Executive will also be entitled to the benefit of a long-term and short-term disability insurance policy of $3,000 per month, and in the event that the Executive dies prior to reaching age 65, his wife shall receive the benefits or continued coverage of such policies (as the case may be). From the date of a Change in Control of the Company (regardless of whether the Executive has ceased to be employed by the Company for any reason), the Company will not, without the Executive's consent, make any changes in the foregoing benefits that would adversely affect in any material respect the rights or benefits of the Executive or his wife or children thereunder. During the Employment Period, the Executive shall also be entitled to receive any other perquisites generally made available, from time to time or at any time, to the Company's key management personnel. Any payments under this Section 5(c) shall be in addition to any other payments or benefits to be received by the Executive under this Agreement or otherwise, including under
              Section 4(C)(ii) of that certain Employment Agreement, dated as of January 1, 1996, by and between the Company and the Executive (the "Employment Agreement")."

       5. A new Section 5(f) is hereby added to the Agreement, to read in its entirety as follows:

              "Regardless of whether or not an Employment Period exists or is ongoing, immediately upon a Change in Control of the Company, all awards granted to the Executive and then outstanding under the Company's stock option and incentive compensation plans ('Executive Awards') that are not then exercisable by their terms automatically will become immediately exercisable and fully vested for the remainder of their stated terms. In addition, for a period of thirty (30) days following such Change in Control of the Company, the Executive shall have the right to terminate the Executive Awards and to receive a lump-sum payment, in cash, equal to the product of (a) the excess of (x) the per-unit fair market value of the securities underlying the Executive Awards, over (y) the per-unit exercise price of such Executive Awards, and (b) the number of units of such securities covered by the Executive Awards. For purposes of the preceding sentence, the 'fair market value' of securities shall be based on the highest of (i) the per-unit closing sale price of the securities underlying the Executive Awards, as reported on a national securities exchange or by the Nasdaq Stock Market, on the execution date of the agreement pursuant to which the Change in Control of the

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              Company is effected,  (ii) the per-unit  closing sale price of the securities underlying the Executive Awards, as reported on a national securities exchange or by the Nasdaq Stock Market, on the effective date of the transaction constituting a Change in Control of the Company, and (iii) the highest per-unit price for such securities actually paid in connection with such Change in Control of the Company. Notwithstanding the foregoing, if the exercise of any right granted pursuant to this Section 5(f) would make a transaction constituting a Change in Control of the Company ineligible for pooling of interests accounting under APB No. 16 which, but for this Section 5(f), would otherwise be eligible for such accounting treatment, the Board of Directors of the Company shall have the ability to substitute for the cash payable pursuant to this Section 5(f) securities of the Company (or of the other entity surviving the transaction constituting the Change in Control of the Company, or its parent corporation, if applicable) having a fair market value equal to the cash that would otherwise be payable hereunder. For purposes of the preceding sentence, the 'fair market value' of securities shall be based on the lower of
              (i) the average  closing bid price of such  securities for the ten
              (10) trading days prior to the execution date of the agreement pursuant to which the Change in Control of the Company is effected, and (ii) the average of the closing bid price of such securities for the ten (10) trading days prior to the effective date of the transaction constituting a Change in Control of the Company, in each case as such closing bid prices are reported on a national securities exchange or by the Nasdaq Stock Market."

       6. The second and third paragraphs of Section 9(b) of the Agreement are hereby deleted in their entirety and a new paragraph inserted in their place, to read in its entirety as follows:

              "In the event that a portion of the Termination Payment, Accrued Benefits or any other payment or benefit under this Agreement, or payments to or for the benefit of the Executive under any other agreement or plan of the Company ('Total Benefits'), be deemed to be an 'excess parachute payment,' as defined in Section 280G of the Code, then the Company shall pay the Executive, no later than the tenth day following the Executive's request, such additional cash amount as is necessary to place the Executive in the same after-tax financial position that he would have been in if he had not incurred any liability for Excise Tax ('Excise Tax Liability') under Section 4999 of the Code (the 'Gross-Up Payment'). For purposes of determining whether any of the Total Benefits will be subject to Excise Tax Liability and the amount of such Excise Tax Liability, (i) Total Benefits shall be treated as 'parachute payments' (within the meaning of Section 280G(b)(2) of the Code) unless, in the reasonable opinion of the Company's tax counsel (as confirmed by the Executive's tax counsel), such Total Benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, and all 'excess parachute payments' (within the meaning of Section 280G(b)(1) of the Code) shall be treated as subject to

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              Excise Tax Liability,  unless,  in the  reasonable  opinion of the
              Company's tax counsel (as confirmed by the Executive's tax counsel), such excess parachute payments represent reasonable compensation for services actually rendered within the meaning of
              Section 280G(b)(4)(B) of the Code, or are not otherwise subject to Excise Tax Liability, and (ii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the residence of the Executive, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes."

       7. A new Section 26 is hereby added to the Agreement, to read in its entirety as follows:

              "26. Effect on Employment Agreement. No provision of this Agreement shall limit the Company's obligation to make payments and provide benefits otherwise receivable by the Executive under the Employment Agreement, including under Section 4(C)(ii) thereof, or any other agreement, regardless of whether or not the Executive exercises his right to a Discretionary Termination hereunder."

       8. Except as specifically set forth above, all other terms and conditions of the Agreement shall continue in full force and effect, unaffected by this Amendment. This Amendment shall be effective for all purposes immediately as of the date first written above.


         IN WITNESS WHEREOF, the Executive and the Company have set their hands hereto as of the date above.

                                      SUPERIOR SERVICES, INC.



_________________________              By:_________________________
 Executive                                 G. W. "Bill" Dietrich
                                           President and Chief Executive Officer


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